UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.

                                FORM 8-K

                             CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                              March 1, 2002
                              -------------
                            (Date of Report)


                             ENTROPIN, INC.
                             --------------
         (Exact name of registrant as specified in its charter)


          Colorado              33-23693              84-1090424
----------------------------  ------------        -------------------
(State or other jurisdiction   (Commission          (IRS Employer
       of incorporation)      File Number)        Identification No.)


               45926 Oasis Street, Indio, California 92201
               -------------------------------------------
      (Address of principal executive offices, including zip code)


                             (760) 775-8333
                             --------------
          (Registrant's telephone number, including area code)

                                   N/A
                                  ----
      (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.
---------------------

     Entropin, Inc. ("Entropin") issued the following press release on February 27, 2002:

            ENTROPIN REPORTS YEAR-END 2001 FINANCIAL RESULTS
                    AND ESTEROM(R) CLINICAL PROGRESS


INDIO, Calif. (February 27, 2002) - Entropin, Inc. (Nasdaq: ETOP, ETOPW), a specialty pharmaceutical company developing new topical therapeutics for painful soft tissue injuries and diseases, today reported financial results for the year ended December 31, 2001, and provided a clinical progress update.

The Company provided an update on its progress toward developing and commercializing Esterom(R), a revolutionary new topical pharmaceutical product that is currently being tested in Phase II/III clinical trials. This study is examining patients between the ages of 18 and 65 years who have a soft tissue affliction resulting in impaired function of the shoulder. The prior Phase II study, demonstrated that Esterom(R) provided statistically significant improvement for soft tissue afflictions for both the shoulders and lower back.

It is management's opinion that Esterom(R) has the potential to replace other current therapeutics for treating impaired physical function resulting from soft tissue injuries and diseases - such as tendonitis, impingement syndrome, bursitis and lower back sprain, and possibly, forms of arthritis. Esterom(R) is Entropin's investigational drug for patients suffering from these painful and limiting range of motion medical conditions.

Highlights of 2001 include:
--------------------------
*    Esterom(R) Phase II/III clinical trial underway
*    Eight clinical trial sites currently enrolling patients
* Interim results reported on Mechanism of Action research - in progress at Brigham & Women's Hospital at Harvard Medical School
* European Patent Office approved Entropin's composition-of-matter patents
*    Generation II Esterom(R) formulation being developed by Mayron
     Laboratories
* Pharmacokinetic studies of Esterom(R) progressing at the University of Kansas
*    Manufacturing process patent application filed with the U.S. Patent
     Office
*    Randall Carpenter, M.D., expert in clinical development, joined
     Entropin Board
* Bruce Manning, R.Ph., expert in product development and regulatory affairs, joined Entropin Board
*    Dennis Metzler, attorney and entrepreneur joined Entropin Board
*    Entropin embarked on comprehensive investor relations program

Clinical Progress
-----------------
Entropin's President and Chief Executive Officer, Thomas G. Tachovsky, Ph.D., commented, "Our Phase II/III study with Esterom(R) in treating impaired range of motion associated with acute painful shoulder is now well underway. Since the last week in January, 26 patients have completed the study. Our advertising efforts have resulted in a backlog of potential patients and we receive additional inquiries daily from individuals interested in participating in our study."

In mid-January 2002, the Company began a radio advertising campaign and established a website at www.painfulshoulder.com to reach a broader audience of potential patients. The Company also added two new clinical trial sites, Physicians Research Network in Avon, CT and Physicians Research Network in Bristol, CT bringing the total number of sites to eight. These new sites are primary care facilities with the potential to enroll numerous patients in the Company's Phase II/III Clinical Trial.

"We are pleased with the current pace of patient enrollment and continue to be enthusiastic about the potential outcome of this study. However, as we have said previously, the Company anticipates the need for at least one additional clinical study and we remain on track to file a New Drug Application (NDA) for Esterom(R) in 2004," added Dr. Tachovsky.

December 31, 2001 Financial Results
-----------------------------------
The Company's net cash used in operating activities was approximately $3.1 million for full-year 2001, compared with approximately $3.9 million for 2000. The cash used was primarily related to funding clinical trials, expanding research and development activities and maintaining the administrative infrastructure. As of December 31, 2001, the Company had approximately $8.7 million in cash, cash equivalents and short-term investments.

Entropin's Chief Financial Officer, Patricia G. Kriss, commented, "Our average burn rate during 2001 was approximately $258,000 per month. We expect our monthly burn rate to average $300,000 to $500,000 as we move forward with our Phase II/III trial and continue to expand our research program."

The net loss for the year ended December 31, 2001, was approximately $3.9 million, or $0.40 per basic and diluted share on approximately 9.7 million weighted average common shares outstanding. In comparison, the net loss for the full-year 2000 was approximately $5.2 million, or $0.57 per share on approximately 9.1 million weighted average common shares outstanding.

Research and development expenses for full-year 2001 were approximately $2.3 million, compared with approximately $3.1 million for 2000. This decrease reflects the fact that the Company was analyzing the results of the previous clinical trial and preparing the protocol for its current Phase II/III Study rather than being actively involved in clinical trials during much of 2001. General and administrative (G&A) expenses were approximately $2.0 million for 2001, compared with approximately $2.7 million for 2000. The decrease of approximately $700,000 in G&A expenses resulted primarily from a decrease in non-cash charges associated with compensation expense related to stock options granted in exchange for services. G&A expenses, exclusive of these non-cash charges, were approximately $1.4 million in 2001, compared with approximately $1.2 million in 2000. This slight increase relates primarily to increased costs for professional services.

Interest income was approximately $497,000 for 2001, compared with approximately $689,000 for 2000. This decrease results from a combination of lower interest rates and declining cash, cash equivalent and short-term investment balances during 2001, compared with 2000.

About Entropin
--------------
Entropin, Inc. is a pharmaceutical research and development company, initially focused on the development of Esterom(R), a novel topical therapeutic for the treatment of painful soft tissue injuries, such as tendonitis or back sprain, that result in impaired function.

THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT REFLECT ENTROPIN'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO: (1) THE ABILITY TO SUCCESSFULLY COMPLETE DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS, INCLUDING THE COST, SCOPE AND RESULTS OF PRE-CLINICAL AND CLINICAL TESTING; (2) THE ABILITY TO SUCCESSFULLY COMPLETE PRODUCT RESEARCH AND FURTHER DEVELOPMENT, INCLUDING PRE-CLINICAL AND CLINICAL STUDIES; (3) THE TIME, COST AND UNCERTAINTY OF OBTAINING REGULATORY APPROVALS; (4) THE ABILITY TO OBTAIN SUBSTANTIAL ADDITIONAL FUNDING; (5) THE ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS BEFORE COMPETITORS; AND (6) OTHER FACTORS DETAILED FROM TIME TO TIME IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                       --Financial Tables Follow--

                             ENTROPIN, INC.
                      (A Development Stage Company)
                        CONDENSED BALANCE SHEETS


                                                      December 31, 2001   December 31, 2000
                                                      -----------------   -----------------
ASSETS

Current Assets:
   Cash and Cash Equivalents                             $  4,609,562        $  6,018,187
   Short-term Investments                                   4,098,692           5,821,069
   Other Current Assets                                        33,327             231,639
                                                         ------------        ------------
          Total Current Assets                              8,741,581          12,070,895

Other Assets                                                  381,186             335,096
                                                         ------------        ------------

TOTAL ASSETS                                             $  9,122,767        $ 12,405,991
                                                         ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                                      $    142,986        $    271,035
Redeemable Preferred Stock                                  4,035,536           4,130,105

Stockholders' Equity:
   Common Stock                                                 9,798               9,688
   Additional Paid-in Capital                              29,037,558          28,241,665
   Deficit Accumulated During the Development Stage       (24,040,331)        (20,159,066)
   Unearned Stock Compensation                                (62,780)            (87,436)
                                                         ------------        ------------
          Total Stockholders' Equity                        4,944,245           8,004,851
                                                         ------------        ------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                 $  9,122,767        $ 12,405,991
                                                         ============        ============


                             ENTROPIN, INC.
                      (A Development Stage Company)
                   CONDENSED STATEMENTS OF OPERATIONS


                                                               For the year ended
                                                                  December 31,
                                                            2001                2000
                                                            ----                ----
OPERATING COSTS AND EXPENSES
Research and Development                                 $  2,315,076        $  3,102,424
General and Administrative                                  1,973,401           2,691,669
                                                         ------------        ------------

          Operating Loss                                   (4,288,477)         (5,794,093)
Other Income                                                  497,462             688,938
                                                         ------------        ------------
NET LOSS                                                   (3,791,015)         (5,105,155)

Dividends Applicable to Series B Preferred Stockholders       (96,384)           (120,772)
                                                         ------------        ------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS               $ (3,887,399)       $ (5,225,927)
                                                         ============        ============
Basic and Diluted Net Loss Per Common Share              $      (0.40)       $       (.57)
                                                         ============        ============
Weighted Average Common Shares Outstanding                  9,739,000           9,134,000
                                                         ============        ============


                                 # # #


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
                               SIGNATURES
                               ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  March 1, 2002               ENTROPIN, INC.



                                   By /s/ THOMAS G. TACHOVSKY
                                     --------------------------------
                                     Thomas G. Tachovsky
                                     President and Chief Executive Officer









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